Exhibit B-168

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               THE L. E. MYERS CO.



            We, Paul T. Kessler, Jr. President, and Donald A. Straub, Secretary, of The L. E. Myers Co., a corporation organized and existing under the laws of the State of Delaware (the "Company"), do hereby certify under the seal of the Company as follows:

            First:      That the name of the Company is The L. E. Myers Co. (and
the name under which the Company was formed is New Myers, Inc.).

            Second:     That the certificate of incorporation of the Company was
filed by the Secretary of State, Dover, Delaware on the 24th day of May, 1977.

            Third: That the amendment and restatement of the certificate of incorporation to read as set forth below has been duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the affirmative vote of the sole shareholder of the Company at a meeting of shareholders.

            Fourth:     That the text of the certificate of incorporation of The
L. E. Myers Co. is hereby restated as amended by this certificate, to read in full, as follows:

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               THE L. E. MYERS CO.

                      FIRST. The name of the corporation is
                      -----

                               The L. E. Myers Co.

            SECOND. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares, all of which shall be common stock, $1 par value.

            FIFTH. The original bylaws of the corporation shall be adopted by the incorporator. Thereafter, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

            SIXTH. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

            SEVENTH. Any person (and the heirs, executors, administrators and estates of any such persons) who at any time shall serve, or shall have served, as a director or officer of the corporation or of any other enterprise at the request of the corporation, shall be indemnified by the corporation in accordance with and to the fullest extent authorized by the General Corporation Law of Delaware as it may exist from time to time. Any person (and the heirs, executors, administrators and estates of such persons) who at any time shall serve, or shall have served, as an employee or an agent of the corporation, or of any other enterprise at the request of the corporation, may be similarly indemnified at the discretion of the board of directors of the corporation.

            EIGHTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            IN WITNESS WHEREOF, we have signed this certificate and caused the corporate seal of the Company to be hereunto affixed this 29th day of April, 1982.



                                          _________________________
                                          Paul T. Kessler, Jr.
                                          President

Attest:


_________________
Donald A. Straub
Secretary